EXHIBIT 99.3

April 4, 2005

Verso Completes Acquisition of Business Assets of JTA

ATLANTA, Georgia – Verso Technologies, Inc. (Nasdaq: VRSO), a leading provider of packet-based solutions, announced that on March 31, 2005, it completed the acquisition of the I-Master intellectual property and other business assets of Jacksonville Technology Associates, Inc. (“JTA”), formerly a part of ECI Telecom Limited. Pursuant to the purchase agreement, Verso paid $50,000 in cash and issued 950,000 shares of Verso stock for the acquired assets. In connection with this acquisition, Verso assumed certain liabilities of JTA totaling approximately $625,000. In addition, Verso agreed to issue additional shares of Verso stock based on the revenue generated from the acquired assets.

As previously announced, the acquisition of the JTA assets gives Verso an internet protocol (IP)-based pre-paid applications platform on which multiple voice and next generation services can be deployed to the carrier market. This platform is based on open standards, meaning that it can integrate with existing next generation equipment from many providers, including Verso, and can facilitate higher scalability than Verso’s previous pre-paid solution.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com